Exhibit 99.3

[LETTERHEAD OF LAZARD FRERES & CO. LLC]

The Board of Directors

Aetna Inc.

151 Farmington Avenue

Hartford, Connecticut 06156

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 3, 2017, to the Board of Directors of Aetna Inc. (“Aetna”) as Annex B to, and reference to such opinion letter under the headings “SUMMARY—Opinions of Aetna’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” and “AETNA PROPOSAL I: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CVS HEALTH PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE—Opinions of Aetna’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Aetna and CVS Health Corporation (“CVS Health”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of CVS Health (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Lazard Frères & Co. LLC

LAZARD FRERES & CO. LLC

January 4, 2018